Execution Version

SHARE PURCHASE Agreement

between

Wema Group Holding AS

(as Seller)

and

NSH START II NR. 162 AS
(under name change to MEAS Norway AS)

(as Buyer)

regarding all the shares in

Wema System AS

Dated 30 May 2014

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7	REPRESENTATION AND Warranties of the buyer		20
	7.1	Organisation	20
	7.2	Power and authority	20
	7.3	Financing	20
	7.4	No conflict	20
	7.5	Consents and approvals	20
	7.6	No knowledge of breach	21
	7.7	No other warranties	21

8	Compensation		21
	8.1	Compensation by the Seller	21
	8.2	Matters disclosed and Buyer’s knowledge	21
	8.3	Financial limits	21
	8.4	Time limits	22
	8.5	Related benefits	22
	8.6	Contingent liabilities	22
	8.7	Changes in law, accounting bases etc.	22
	8.8	Covered Losses	22
	8.9	Acts of the Buyer; mitigation	23
	8.10	Compensation procedure with respect to Third Party Claims	23

9	Termination		24

10	Confidentiality		24

11	Miscellaneous		24
	11.1	No right of rescission, termination or reversal after Closing	24
	11.2	Liability of the Seller	24
	11.3	Post-closing take-out of M&A insurance	24
	11.4	Sole remedies	25
	11.5	Costs and expenses	25
	11.6	Public announcement	25
	11.7	Notices	25
	11.8	Counterparts	26
	11.9	Severability	26
	11.10	No assignment	26
	11.11	Entire agreement	27
	11.12	Governing law	27
	11.13	Dispute resolution	27
	11.14	Further assurances	27

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LIST OF APPENDICES:

Appendix 1.2	The Subsidiaries

Appendix 2w)	Financial Statements

Appendix 2cc)	Interim Accounts

Appendix 2qq)	Calculation of Preliminary Net Debt

Appendix 3.4	Template Closing Balance Sheet and Calculation of the Adjustment Amount

Appendix 4.2d)	Resigning directors

Appendix 4.3d)	The Group’s intercompany debt to the Seller

Appendix 6.4	Shareholding in the Subsidiaries

List of Schedules

Schedule 2o)	Disclosed Information DVD

Schedule 6.11 a)	Material Contracts

Schedule 6.11 b)	Material Contracts containing change of control clauses

Schedule 6.12	Material Customers

Schedule 6.13	Litigation

Schedule 6.15	Leased Properties

Schedule 6.16 a)	Infringement of Intellectual Property Rights

Schedule 6.16 b)	Domain names

Schedule 6.17	Insurance

Schedule 6.20	Related Party Matters

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THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into on 30 May 2014 between:

(1)	Wema Group Holding AS, a Norwegian private limited company with registered address at Lønningsflaten 21, 5258 Blomsterdalen, Norway and company registration no. 992 801 514 (the “Seller”); and

(2)	NSH Start II nr. 162 AS (under name change to MEAS Norway AS), a Norwegian private limited company company with registered address at Olav Vs gate 4, PO Box 1364 Vika, N-0114 Oslo, Norway and company registration no. 913 350 693 (the “Buyer”).

1	Background

1.1	The Seller is the sole owner of all the issued and outstanding shares of Wema System AS, a Norwegian private limited company with registered address at Lønningsflaten 21, 5258 Blomsterdalen, Norway and company registration no. 942 897 375 (the “Company”), being 235 shares with a par value of NOK 10,000 each (the “Shares”).

1.2	The Company is engaged in the business of marketing, developing, manufacturing and supply of fuel, AdBlue/DEF level and quality sensors mainly for on-road and off-road commercial vehicles and marine leisure boats directly and through the subsidiaries set out in Appendix 1.2 (together the “Subsidiaries”).

1.3	By entering into this Agreement, the Seller and the Buyer have agreed on the transfer of the Shares from the Seller to the Buyer on the terms set forth herein.

NOW THEREFORE, the Seller and the Buyer agree as follows:

2	Definitions

When used in this Agreement, the following terms shall have the following meanings:

a)	Accounting Principles means in respect of the Seller and the Company Norwegian generally accepted accounting principles, as applied (in accordance with such accounting principles) by such company, and for each of the Group Companies not being Norwegian, the relevant generally accepted accounting principles;

b)	Adjustment Amount has the meaning ascribed to such term in Clause 3.3;

c)	Agreement means this agreement, including the appendices attached hereto;

d)	Basket Amount has the meaning ascribed to such term in Clause 8.3b);

e)	Bond Loan means the Wema Group Senior Secured Callable Bond Issue 2014/2017 with an outstanding loan amount of NOK 250 million issued by the Seller on 9 May 2014;

f)	Bond Loan Escrow Account means the bank account in the name of the Seller that has been pledged in favour of Nordic Trustee ASA as bond trustee (on behalf of the bondholders) as security for the repayment of the Bond Loan in connection with the Transaction, details of which has been delivered to Buyer;

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g)	Business means together the business of the Group Companies;

h)	Business Day means any day (excluding a Saturday or a Sunday) on which banks are normally open for business in Oslo and New York;

i)	Buyer has the meaning ascribed to such term in the recitals;

j)	Closing means the completion of the sale and purchase of the Shares by the performance by the Parties of their respective obligations under Clause 4;

k)	Closing Balance Sheet has the meaning ascribed to such term in Clause 3.4;

l)	Closing Date means the date when Closing actually takes place;

m)	Closing Net Debt means the actual net debt of the Group as of the Closing Date, calculated in the same manner as the Preliminary Net Debt;

n)	Company has the meaning ascribed to such term in Clause 1.1;

o)	Disclosed Information means all information clearly and fairly disclosed to the Buyer and its advisors in the virtual data room hosted by Admincontrol no later than 28 May 2014, of which a copy is enclosed on a DVD, attached as Schedule 2 o), but solely to the extent the Buyer became aware or should have become aware of the actual implications of the relevant information following review of such;

p)	Encumbrances means any mortgage, charge, pledge, lien, option or other encumbrance or restriction on the use of real or personal property whatsoever, including rights of first refusal or any other third party right or obligation of whatever sort affecting its ownership or its transfer;

q)	Enterprise Value means NOK 679,000,000, the agreed enterprise value (EV) of the Company on a cash-free and debt-free basis;

r)	Escrow Account means the bank account established pursuant to the Escrow Agreement;

s)	Escrow Agreement means the escrow agreement entered into between the Seller, the Buyer and the Escrow Agent simultaneously with this Agreement;

t)	Escrow Agent means Advokatfirma DLA Piper Norway DA;

u)	Escrow Amount has the meaning ascribed to such term in Clause 3.2;

v)	Expert has the meaning ascribed to such term in Clause 3.4;

w)	Financial Statements means (i) the audited consolidated financial statements of the Seller and (ii) the audited financial statements of the Company for the fiscal year ended on 31 December 2013, attached hereto as Appendix 2w);

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x)	Governmental Body means any government or governmental authority of any nature, any multinational organisation or body, or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature;

y)	Group means the Group Companies together;

z)	Group Companies means the Company and the Subsidiaries, and “Group Company” means any one of them;

aa)	Hazardous Substance means any natural or artificial substance (whether solid, liquid or a gas), noise, ion, vapour, electromagnetic charge or radiation, and whether alone or in combination which is capable of causing harm to the environment, or of being a nuisance, or which restricts or makes more costly the use, development, or occupation of the Leased Properties;

bb)	Intellectual Property Rights means publishing rights, trademarks, trade names, firm names, logos, domain names, patents, patent applications, inventions, know-how, trade secrets, software, domain names, service marks, copyrights and other intellectual property whether registered or not;

cc)	Interim Accounts means the unaudited management interim accounts for the Group Companies for the period from 1 January 2014 through 31 March 2014 with a profit and loss statement and a balance sheet as of the latter date prepared for internal reporting purposes, attached hereto as Appendix 2cc);

dd)	Key Employees means Bjørn Frivik, Bjarte Eikeland and Nina Bøyum;

ee)	Law means any EU, federal, national, state, provincial, local or other state law, rule, requirement, regulation or treaty in any country or jurisdiction, and the regulations and orders promulgated there under, or any other pronouncement having the effect of law;

ff)	Leased Properties has the meaning ascribed to such term in Clause 6.15;

gg)	Loss means any reasonable foreseeable (Norwegian: “påregnelig”) loss (including diminution in value), cost, expense or fine suffered by a Party, less any benefits available to the Party suffering the Loss in respect of the Loss, including, but not limited to, actual tax allowances, insurance sums received etc.;

hh)	Material and non-material/not material means material and non-material/not material (as the case may be) to the Group taken as a whole;

ii)	Material Contracts has the meaning ascribed to such term in Clause 6.11;

jj)	Material Customers has the meaning ascribed to such term in Clause 6.12;

kk)	NOK means Norwegian kroner, the currency of the Kingdom of Norway;

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ll)	Notice of Objection has the meaning ascribed to such term in Clause 3.4;

mm)	Organisational Documents means the articles of association, certificate of incorporation or any similar constitutional documents of a company;

nn)	Parties means the Seller and the Buyer together and a “Party” is any one of them;

oo)	Permit means any licence or permits issued to the Group Companies by any Governmental Body and which is necessary for the carrying on of the business by the relevant Group Company in the manner and in the places in which such businesses are carried out at the date hereof;

pp)	Permitted Encumbrances means Encumbrances for current taxes, assessments or governmental charges or levies not yet due and payable or otherwise arising by operation of law;

qq)	Preliminary Net Debt means NOK 251,275,668, the estimated net debt of the Group as of the Closing Date inclusive of the items listed on, and calculated in accordance with, Appendix 2qq;

rr)	Provisional Cash Consideration has the meaning ascribed to such term in Clause 3.2;

ss)	Provisional Purchase Price has the meaning ascribed to such term in Clause 3.2;

tt)	Purchase Price has the meaning ascribed to such term in Clause 3.2;

uu)	Seller has the meaning ascribed to such term in the recitals;

vv)	Seller’s Bank Account means the bank account in the name of the Seller, details of which have been delivered to Buyer;

ww)	Seller’s Knowledge means the actual knowledge of any of the members of the board of directors of the Company or the Key Employees;

xx)	Shares has the meaning ascribed to such term in the recitals;

yy)	Signing Date means the date of this Agreement;

zz)	Subsidiaries has the meaning ascribed to such term in Clause 1.2;

aaa)	ZEM means Zhengyang Electronic Mechanical Ltd, DAX International Ltd, Tainor International Ltd and any other company directly or indirectly controlled by Jamin Ku and Frances Ku;

bbb)	Tax or Taxation means any taxes and duties of whatever nature, including without limitation a) income taxes, b) corporate taxes, c) capital gains taxes, d) payroll taxes, e) value added tax, f) labour market and other social contribution taxes and/or duties, g) withholding taxes, h) real estate taxes, i) energy and environmental duties and taxes, j) duties on salaries, k) import and export duties, levies and/or taxes, and l) any other taxes and duties of any kind payable by any Group Company or for which such Group Company will be held liable. Tax further includes interest, penalties, surcharges, levies, cost and other additions to tax that may become payable for a Group Company or any other person and regardless of whether any amount in respect of any of them is recoverable from any other person;

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ccc)	Tax Return means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation, or enforcement of or compliance with any applicable statute, rule or regulation relating to any Taxes;

ddd)	Transaction has the meaning ascribed to such term in Clause 3.1; and

eee)	Third Party Claim means any claim by a third party against any of the Group Companies which is or may be subject to a claim for compensation pursuant to Clause 8.10 of this Agreement.

3	The Transaction

3.1	Sale and Purchase

Upon the terms set forth herein, the Seller agrees to sell and transfer the Shares to the Buyer on the Closing Date free of all Encumbrances and the Buyer agrees to purchase and acquire the Shares (the “Transaction”).

3.2	Provisional Purchase Price, Settlement and Purchase Price

In consideration for the Shares, the Buyer shall at Closing pay to the Seller an amount in cash corresponding to the sum of the Enterprise Value less the Preliminary Net Debt, i.e. NOK 427,724,332 (the “Provisional Purchase Price”).

The Provisional Purchase Price shall at Closing be settled by the Buyer as follows:

(i)	NOK 393,774,332 (i.e. the Provisional Purchase Price less the Escrow Amount) shall be paid by the Buyer in cash to the Seller (the “Provisional Cash Consideration”); and

(ii)	NOK 33,950,000 shall be paid by the Buyer in cash to the Escrow Account (the “Escrow Amount”). The Escrow Amount shall serve as security for any claims the Buyer may get against the Seller under Clause 8 of this Agreement and shall (subject to any reduction pursuant Clause 11.3), upon the terms and subject to the conditions of the Escrow Agreement and this Agreement, be released to the Seller on the first Business Day falling eighteen (18) months after the Closing Date.

The Provisional Purchase Price shall be adjusted pursuant to Clause 3.3 below with the Adjustment Amount. The sum of the Provisional Purchase Price and the Adjustment Amount is referred to as the “Purchase Price”.

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3.3	Adjustment of the Provisional Purchase Price

The Provisional Purchase Price shall be adjusted:

a)	with the difference between the Closing Net Debt and the Preliminary Net Debt on a NOK for NOK basis (upwards if the Closing Net Debt is lower or a more negative number than the Preliminary Net Debt or downwards if the Closing Net Debt is higher or a less negative number than the Preliminary Net Debt);

b)	downwards with the amount, if any, by which accounts payable to ZEM as of the Closing Date, calculated in accordance with the Accounting Principles, exceeds NOK 85 million;

where the sum of a) and b) above collectively are referred to as the “Adjustment Amount”.

Payment by the Buyer or the Seller, as the case may be, of the Adjustment Amount, together with interest thereon at a rate equal to 5% per annum in the period from the Closing Date until the date of payment, shall be made within ten (10) Business Days of agreement or determination (as the case may be) of the Closing Balance Sheet and the Adjustment Amount.

3.4	Procedure for determination of the Adjustment Amount

a)	The Buyer shall in cooperation with the Company’s management prepare a draft consolidated balance sheet for the Company as of the Closing Date which shall quantify in reasonable detail the items constituting the Adjustment Amount and calculate such Adjustment Amount (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with the Accounting Principles. A template to the Closing Balance Sheet and example of the calculation of the Adjustment Amount is attached hereto as Appendix 3.4. The draft Closing Balance Sheet together with the calculation of the Adjustment Amount shall be submitted to the Seller as promptly as practicable after the Closing Date, and in any event not later than thirty (30) Business Days following the Closing Date. The Buyer shall allow the Seller and its advisors access to all accounts, books, records, work papers and personnel as required to verify the draft Closing Balance Sheet and calculate the Adjustment Amount.

b)	In the event that the Seller does not object to the determination by the Buyer of the Closing Balance Sheet and the calculation of the Adjustment Amount by written notice of objection (the “Notice of Objection”) delivered to the Buyer within twenty (20) Business Days after the Seller’s receipt of the Closing Balance Sheet and the calculation of the Adjustment Amount, such Notice of Objection to describe in reasonable detail the Seller’s proposed adjustments to the Closing Balance Sheet and the calculation of the Adjustment Amount, the Closing Balance Sheet and the Adjustment Amount shall be deemed final and binding.

c)	If the Seller delivers a Notice of Objection to the Buyer, then any dispute shall be resolved as follows:

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(i)	The Seller and the Buyer shall promptly endeavour to agree upon the determination of the Closing Balance Sheet and the Adjustment Amount. In the event that a written agreement determining the Closing Balance Sheet and therefore the Adjustment Amount has not been reached within ten (10) Business Days after the date of receipt by the Buyer of the Notice of Objection, the Buyer’s determination of the Closing Balance Sheet and calculation of the Adjustment Amount shall be submitted to an independent expert (the “Expert”), who shall determine the sum of the Adjustment Amount. The Expert shall be such internationally recognised firm of auditors as shall be agreed and jointly appointed by the Parties. If the Parties cannot agree on such joint appointment within ten (10) Business Days after expiry of the ten Business Day negotiation period, the appointment shall be referred to the head of the Norwegian Institute of Public Accountants.

(ii)	Each Party may furnish to the Expert such other documents as such Party deems relevant; provided, that copies of all such documents shall be concurrently delivered to the other Party in the same manner as such materials are delivered to the Expert. The Expert may, at its discretion, conduct one or more conferences with respect to the dispute between the Buyer and the Seller, at which conference each Party shall have the right to present such additional documents, materials and other information and to be accompanied or represented by such advisors, counsel and accountants as each Party shall choose. The Expert shall be instructed to determine the matter in dispute in accordance with the provisions of this Clause 3.4. The Expert shall act as an expert and not an arbitrator, whose decision (in the absence of manifest error) shall be final and binding on the Seller and the Buyer. The Expert shall review only the specific objections to the Closing Balance Sheet as to which the Parties are in dispute and shall make its decision based on the terms, conditions and principles set forth in this Agreement and within the range of outcomes proposed by the Parties.

(iii)	Within thirty (30) Business Days of the submission of any such dispute to the Expert, the Expert shall render a decision in accordance with this Clause 3.4 along with a statement of reasons therefore. The decision of the Expert shall be final and binding upon each Party hereto, save with respect to manifest errors.

d)	The fees and expenses of the Expert for any determination under this Clause 3.4 shall be borne by the Party whose final proposal of the sum of the Adjustment Amount differs by the greater amount from the final determination of such amount in accordance with sub-section c) above.

4	Closing

4.1	Closing

Closing shall take place simultaneously with the execution of this Agreement on the Signing Date.

4.2	The Seller’s Closing obligations

At Closing, the Seller shall:

a)	deliver to the Buyer an updated shareholder register in respect of the Company, signed by the board of directors of the Company, evidencing the transfer of the Shares free of Encumbrances, duly executed and completed in favour of the Buyer;

b)	deliver to the Buyer a copy of the corporate resolutions of the Seller approving the execution of the Agreement and consummation of the Transaction;

c)	execute and deliver the Escrow Agreement;

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d)	deliver to the Buyer the written resignation of such of the directors of the Group Companies as are set out in Appendix 4.2d), confirming that the relevant director has no outstanding claim against any Group Company;

e)	repay or cause the repayment of any intercompany debt owed by the Seller to the Group and other interest-bearing or borrowed money debt owed by the Group;

f)	procure the release of all Encumbrances in respect of the Group, any of its assets or properties, and the Seller in respect of the Shares, in each case, relating to the Bond Loan or otherwise, with documentation reasonably satisfactory to the Buyer evidencing such release (it being acknowledged that certain filings in relation to, and registration in the relevant registers of, such releases may, for timing reasons, take place after the Closing); and

g)	deliver to the Buyer evidence that the balance of the Company’s account payable to ZEM does not exceed NOK 85 million.

4.3	The Buyer’s Closing obligations

At Closing, the Buyer shall:

a)	pay NOK 118,774,332 of the Provisional Cash Consideration to the Seller by wire transfer of immediately available funds to the Seller’s Bank Account;

b)	pay NOK 275,000,000 of the Provisional Cash Consideration to the Seller by wire transfer of immediately available funds to the Bond Loan Escrow Account;

c)	pay the Escrow Amount by wire transfer of immediately available funds to the Escrow Account;

d)	repay or cause the repayment of the intercompany debt owed by the Group to the Seller set out in Appendix 4.3d) in the total amount of NOK 251,275,668 to the Seller by wire transfer of immediately available funds to the Seller’s Bank Account.

e)	deliver to the Seller a copy of the corporate resolutions of the Buyer approving the execution of the Agreement and consummation of the Transaction;

f)	execute and deliver the Escrow Agreement; and

g)	hold a general meeting in the Group Companies, in which it is resolved to elect new boards of directors replacing all representatives of the Seller specified in Appendix 4.2b) and in which it is resolved to discharge all past and present directors from any and all liability arising out of any and all actions taken by such directors in such directors’ capacity as such during the relevant fiscal year(s). The resolution shall apply to the fullest extent permissible under applicable Law.

5	Other agreements

5.1	Claims against directors and Key Employees

The members of the boards of directors of the Group Companies and the Key Employees shall have no liability to the Buyer or the Group Companies:

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a)	in any way related to any breach of any of the representations and warranties or other obligations of the Seller under this Agreement, and the Buyer shall procure that any such claims shall be directed solely against the Seller; or

b)	in respect of any other matter unless caused by such director’s or Key Employee’s gross negligence or wilful misconduct.

5.2	Post Closing access

The Buyer shall procure that the Group after the Closing Date shall grant the Seller and its representatives reasonable access to inspect all books and business records of the Group relating to the period until the Closing Date, to the extent that such inspection is necessary for verification of the Closing Balance Sheet and the Adjustment Amount, for reasons of defence against third party claims or for other legitimate reasons, including but not limited to the fulfilment of requirements from any Governmental Body or any other public authority.

6	REPRESENTATION AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as of the date hereof as follows:

6.1	Power and authority

The Seller has the requisite corporate power and authority to sign and deliver this Agreement and to perform its obligations as are set forth herein. This Agreement and any other agreement to which the Seller is a party as contemplated by the Transaction has been duly authorised, executed and delivered by the Seller and, assuming the due authorisation, execution and delivery hereof by the Buyer, constitutes legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with its terms.

6.2	No conflict

Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby conflict with or violate (i) any provision of the Organisational Documents of the Seller or the Group Companies, or (ii) any order or judgment of any court or governmental agency or any Law by which the Seller or any of the Group Companies is bound.

6.3	Organisation

Each of the Group Companies:

a)	is duly organised and validly existing under the laws of its incorporation; and

b)	has all requisite power and authority, Permits, approvals, and other authorizations necessary to own its assets and to conduct its business in the manner in which it is now being conducted.

6.4	The Shares etc.

The Seller holds full title to and ownership of the Shares. There are no outstanding shares, warrants, options, convertible loans or similar in the Company other than the Shares. The Shares will be free from Encumbrances when the Shares are transferred to the Buyer at Closing. At Closing, the Seller will have full and unrestricted title to the Shares. The Shares make up all of the share capital of the Company.

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Except as set out in Appendix 6.4, all the issued shares of each of the Subsidiaries are owned (directly or indirectly) by the Company. There are no outstanding warrants, options, convertible loans or similar in the Group Companies.

6.5	Financial Statements

The Financial Statements have been prepared in accordance with the Accounting Principles and, subject to any exception stated therein, give a fair presentation of the financial condition, assets and liability and the results of operations and cash flows of the relevant Group Company as at and for the fiscal year ended on 31 December 2013. To the Seller’s Knowledge, there are no debt, liabilities or obligations of any kind, which, if known on the date hereof, pursuant to the Accounting Principles should have been reflected or reserved against in the Financial Statements.

The Financial Statements do not contain any misstatement that cause such accounts to fail to provide a true and fair view, in all material respects, of the financial condition, assets, liabilities and results of any of the Group Companies.

6.6	Interim accounts

The Interim Accounts have been properly and prudently prepared in good faith and solely present the Group’s business for the financial periods presented therein, subject to not having undergone an external audit and further subject to normal year-end accounting verification actions, adjustments and assessments not having been carried out.

6.7	Conduct of business

Since 31 December 2013, the Group has conducted its business only in the ordinary course consistent with past practice, including but not limited to working capital management.

6.8	Insolvency

In respect of each Group Company, no order has been made, or meeting convened for the winding up of such a company on the basis of insolvency, and no process has been initiated for the termination of the business of such a company and the distribution of the assets amongst the creditors, shareholders or other contributors and there are no proceedings existing or pending under any applicable insolvency laws nor to the Seller’s Knowledge any reasons for which such proceedings should be expected.

6.9	Taxes

a)	Each of the Group Companies have prepared in good faith and have filed or caused to be filed, on a timely basis, all Tax Returns and other similar returns and records and information needed therefore that are or were required to be filed, which Tax Returns are true, correct and complete;

b)	The Group Companies have timely paid or made adequate provisions for the payment of all Taxes;

c)	There are no pending disputes with or investigations by any Tax authority or other relevant public authority concerning payments and/or assessment of Tax payable by any Group Company nor to the Seller’s Knowledge has any Group Company been notified of any such dispute or investigation or any audit or visit planned; and

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d)	All Taxes that the Group Companies are or were required by applicable statutes, rules or regulations to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other person.

6.10	Employees

The employees of the Group Companies and the main terms and conditions of their employment agreements, including salary and other remuneration, are disclosed in the Disclosed Information.

No Key Employee has given or received notice terminating his or her employment.

The Disclosed Information contains a description of all pension plans and other material benefit plans for the employees of the Group. All contributions due under the Group Companies’ pension schemes have been fully paid or provided for as stated in the Financial Statements and have been made in accordance with the Accounting Principles. The Group Companies pension schemes comply with applicable mandatory legislation.

The Disclosed Information contains all collective bargaining agreements to which any of the Group Companies is a Party. There are no material disputes between the Group Companies and any of the employees or unions pending or, to the Seller’s Knowledge, threatened. No labour stoppages or labour walkouts involving the Group have occurred during the last two years.

No bonus have been agreed to be paid or will be paid to employees in the Group Companies by any of the Group Companies in connection with the Transaction. Neither the Seller nor the Group Companies have since 1 January 2014 made any commitment or agreement to increase the compensation of any of the employees above the terms set forth in the Disclosed Information, or to modify the terms of employment of any employee other than in the ordinary course of business. None of the Group Companies have hired in personnel or consultants which due to factual or legal circumstances can have the right to become ordinary employees.

6.11	Material contracts

Schedule 6.11 a) contains a list of all the material contracts (including without limitation all contracts with strategic importance, and all contracts with Material Customers other than purchase orders on ordinary course terms) (collectively, the “Material Contracts”) and none of the Group Companies have any other contracts under which such Group Company has contractual commitments and/or rights in excess of NOK 800,000 (or equivalent). The Group Companies have not received or given notice of termination of any Material Contract and, to the Seller’s Knowledge, no other material changes to such contracts are known or expected.

Except in respect of the Material Contracts listed in Schedule 6.11 b), this Agreement and the Transaction are not in violation of any Material Contract and do not constitute a breach of, an event of default or an event of termination under any Material Contract.

All of the Material Contracts are valid and in force in accordance with their terms, and there exist no material side arrangements (written or oral). None of the Group Companies’ contracts materially restricts the Group Companies from carrying on the whole or any part of its business as it is currently conducted. The Disclosed Information contains true and complete copies of all Material Contracts.

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Neither the Group Companies nor their contract counterparties are in material breach of any of the Material Contracts.

6.12	Customers

Schedule 6.12 sets forth a list of the 20 largest customers of the Group Companies, as measured by invoiced amounts therefrom, during the 12-month period ended 31 March 2014 (the “Material Customers”), showing the invoiced amounts to the Group Companies from each such customer during such period. Since 1 January 2013 no Material Customer has terminated its relationship with any of the Group Companies or materially changed the pricing or other terms of its business with the Group Companies and no such customer has notified any Group Company that it intends to terminate or materially change the pricing or other terms of its business with the Group Companies. To the Seller’s Knowledge there exists no circumstances which would entitle or otherwise give rise to a Material Customer to terminate its relationship with any of the Group Companies due to the transaction contemplated by this Agreement or otherwise.

6.13	Litigation

Other than set out in Schedule 6.13, there is no material claim, action, suit or proceeding, pending or, to the Seller’s Knowledge, threatened by or against the Group Companies before any court, arbitrator or any administrative or governmental body, which involves a potential liability for the Group in excess of NOK 1,000,000 individually.

6.14	Assets and Encumbrances

The Group owns or is entitled to use all tangible assets that are material to the Business as presently conducted, and such owned assets are free of Encumbrances (it being acknowledged that certain filings regarding, and the registration in certain registers of, the release of certain Encumbrances on the Group’s assets in relation to the repayment of the Bond Loan at Closing will take place after the Closing) except for Permitted Encumbrances. The Group Companies’ assets are in a good and safe state of repair and condition and working order, except for normal wear and tear. The Group Companies’ assets have been regularly maintained.

6.15	Real property

None of the Group Companies own any real property or are party to any agreement to acquire any real property.

The Group Companies have valid leasehold interests in all leased real property used in the Business, each of which are listed in Schedule 6.15 (the “Leased Properties”), and there are no material restrictions in any such leases which prevent the business premises of the Group Companies from being used for the present use. There exists no material subsisting breach of the terms of any such lease by the Group Companies. The Group Companies have no other leased properties or any obligations deriving from any former leases.

The Group Companies have complied with applicable statutory and by law requirements as lessee of the Leased Properties save for any minor non-compliance without any material effect with HES regulations.

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The Group Companies have paid the rent, service charge and other outgoings and observed and performed the covenants on the part of the lessee and the conditions contained in the leases (which expression includes under leases) under which the Leased Properties are held provided that this warranty shall not extend to the obligations of the Group Companies as to the state and condition of the Leased Properties. The Group Companies have not incurred, or to the Seller's Knowledge is likely to incur, any liability for dilapidations other than as provided for in the Financial Statements or the Interim Accounts.

All licences, consents and approvals required from the lessors and any superior lessors under the leases of the Leased Properties and from their respective mortgagees (if any) have been obtained and the covenants on the part of the lessee contained in such licences, consents and approvals have been duly performed and observed.

Except as according to the terms and conditions of the relevant lease agreements, there are no circumstances which would entitle any lessor to exercise any powers of entry or take possession or which would otherwise restrict the continued possession and enjoyment of the Leased Properties.

No other party, other than the Group Companies, are in actual occupation of the major parts of the Leased Properties.

None of the Leased Properties is affected by any easement or non-registered right or obligation which may prevent the Group Companies’ use thereof for the continued conduct of their business, as it is presently being conducted, or which is unusually onerous.

6.16	Intellectual Property Rights

The Group Companies owns and possesses free from any third party rights or has the necessary and sufficient license rights to use the Intellectual Property Rights which are currently used in or are necessary for the operations of the Group Companies as carried out as at the date hereof.

The Group Companies’ use of Intellectual Property Rights does not infringe or interfere with any rights of any third party. None of the Group Companies have received any written notice of any alleged infringement of any Intellectual Property Right belonging to any third party.

There is not pending nor to the Seller’s Knowledge, threatened, any claim or action against any member of the Group Companies contesting the rights of such member to any Intellectual Property owned by the Group Companies or the validity of such Intellectual Property. To the Seller’s Knowledge, the Group Companies are not infringing and have not infringed any Intellectual Property Rights of third parties and to the Seller’s Knowledge there is not any infringements of the Intellectual Property owned by the Group Companies by any other third party, except as set out in Schedule 6.16 a).

No software developed by or for the Group Companies contain program elements etc. imposing restrictions on or entail other adverse obligations to the Group Companies’ commercial use of such software.

To the Seller’s Knowledge, no present or former employee of any member of the Group Companies has made any claim of ownership under any applicable Law to any material Intellectual Property Rights used in the Group Companies' business.

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 The Group Companies have not assigned any license to any third party to use any of its Intellectual Property indefinitely, except as disclosed in the Disclosed Information.

Schedule 6.16 b) contains in all respect a complete list of the internet domain names used and/or registered by the Group Companies. The Company or the respective Group Company owns, free and clear of any and all third party rights, all rights to the domain names listed in Schedule 6.16 b).

6.17	Insurance

The Group maintains the insurances listed in Schedule 6.17. At the date of this Agreement, there is no material claim outstanding under any of the said insurances. All premiums due on the said policies have been paid.

The Group Companies have not had any material insurance claims since year end 2013 and do not have any open material claims.

6.18	Permits and Laws

The Group Companies are, and have at all times been, in material compliance with all applicable Laws. To the Seller’s Knowledge, there is no current governmental investigation or disciplinary proceeding relating to any alleged breach of any applicable Law by the Group Companies and none is pending, nor threatened.

Each Group Company holds all Permits legally required for the business it is conducting and none of the Group Companies are in material breach of any Permits or approvals.

To the Seller’s Knowledge, the transfer of the Shares in accordance with this Agreement will not constitute a breach by or an event of default of the Group under the Permits or entitle any relevant Governmental Body to terminate, withdraw or amend the Permits.

No Group Company have committed any material violations of any applicable Laws related to competition, anti-corruption, Tax and Laws relating to national interest in any jurisdiction whatsoever.

6.19	Compliance with environmental laws

The Group is and at all times has been in material compliance with all applicable Laws with regard to the pollution or the protection of the environment or to the protection of human health or human safety and holds and has held all material applicable environmental permits and has materially complied with the terms and conditions of such environmental permits. All current Permits, copies of which are kept with the relevant Group Company holding the Permit, are in full force and effect and none of them will expire or be revoked or suspended as a result of the Transaction.

There is no breach of any order from any Governmental Body or any investigations or disciplinary proceeding relating to any alleged material breach of any environmental law or environmental permit by the Group, and none is pending or to the Seller’s Knowledge threatened.

To the Seller’s Knowledge there are no facts, circumstances or conditions of material importance relating to the past or present business or operations of the Group (including the disposal of any wastes, Hazardous Substances or other materials), or to any past or present property of the Group, that give rise to any material claim, proceeding or action, or to any liability, under any currently existing environmental Law.

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6.20	Related party matters

All contracts or arrangements among on the one side any member of the Group Companies and on the other side the Seller and affiliates of the Seller which is currently in force or which have been in force after 1 January 2014 are listed in Schedule 6.20.

Other than set out in Schedule 6.20, since 1 January 2014 none of the Group Companies:

(i)	has granted any loan to, or provided any guarantee or security (except security in relation to the Bond Loan) for the benefit of, or on behalf of, the Seller or any of the Seller’s affiliates; or

(ii)	has entered into any agreement or other contractual arrangement with the Seller or any of the Seller’s affiliates which has not been entered into on arm’s length terms and within the ordinary course of business of the relevant Group Company or entered into any agreements with the Seller or any of the Seller’s affiliates in violation of the Norwegian Private Limited Liability Companies Act sections 3-8 and/or 3-9.

No payments have been made from any of the Group Companies to the Seller, the management of the Group Companies or any affiliates of the Seller and the management of the Group Companies, except for in the ordinary course of business.

6.21	Divestitures and acquisitions

The Group Companies have not divested of any companies, enterprises, properties or other material assets in relation to which it has provided any guarantee or warranty or undertaken any other obligation, which is presently in force.

The Group Companies have not acquired any companies, enterprises, properties or other material assets in relation to which it has provided any guarantee or warranty or undertaken any other obligation including any payment obligations, which is presently in force.

6.22	Brokers and finders

No advisor, broker, lender or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement from the Group Companies in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Seller or any of the Group Companies.

6.23	Disclosure

The information concerning the Group Companies contained in the Disclosed Information is in all material respects true and correct and not misleading and does not omit information which relate to the Group Companies and which would reasonably be expected to be relevant to the Buyer’s decision to enter into this Agreement. The Seller has, by giving the Seller’s representation and warranties in this Clause 6 and providing the Disclosed Information to the Buyer, including the Schedules and Appendices hereto, loyally informed the Buyer of any material facts and information of material adverse significance to the Group Companies which are within the Seller’s Knowledge.

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6.24	No other warranties

Except for the warranties set forth above in this Clause 6, the Seller does not make any express or implied warranty in respect of the sale and purchase of the Shares pursuant to this Agreement or any aspect of the Group Companies or their business and, in particular, no warranty is made regarding the future prospects of the Business. The Buyer hereby acknowledges that it is not relying on any warranties or representations of the Seller other than those specifically contained in this Agreement. As such, the Buyer may not make any claims against the Seller on the basis of the Norwegian Act on Sale of Goods (Nw: "Kjøpsloven").

7	REPRESENTATION AND Warranties of the buyer

The Buyer hereby represents and warrants to, and agrees with, the Seller as of the date hereof as follows:

7.1	Organisation

The Buyer (i) is a limited company duly organised and validly existing under the laws of Norway and (ii) has all requisite power and authority to own its assets and to conduct its business in the manner in which it is now being conducted.

7.2	Power and authority

The Buyer has the requisite corporate power and authority to sign and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorised, executed and delivered by the Buyer and, assuming the due authorisation, execution and delivery hereof by the Seller, constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

7.3	Financing

The Buyer has sufficient funds and other means available to satisfy the obligation to (i) pay the Provisional Purchase Price in full, (ii) pay the Adjustment Amount, if any, (iii) make the other payments upon Closing as set out in this Agreement, and (iv) pay all expenses incurred by the Buyer in connection with the transactions contemplated hereby.

7.4	No conflict

Neither the entering into of this Agreement nor the consummation or performance of the transactions contemplated hereby will result in a violation of (i) any provisions of the Organisational Documents of the Buyer, or (ii) any order or judgment of any court or governmental agency by which the Buyer is bound.

7.5	Consents and approvals

No filing or registration with, no notice to and no permit, authorisation, consent or approval from any governmental authority is necessary for the execution and delivery by the Buyer of this Agreement and the consummation and performance of the transactions contemplated by this Agreement.

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7.6	No knowledge of breach

The Buyer is not aware of any fact or matter which the Buyer knows render any of the representations or warranties of the Seller set forth in Clause 6 untrue, save to the extent that such fact or matter is disclosed in the Disclosed Information.

7.7	No other warranties

Except for the warranties set forth above in this Clause 7, the Buyer does not make any express or implied warranty in respect of the sale and purchase of the Shares pursuant to this Agreement, provided, however, that background law shall apply to such extent that it does not prevent claims made due to gross negligence, wilful default or fraud of the Buyer. The Seller hereby acknowledges that it is not relying on any warranties or representations of the Buyer other than those specifically contained in this Agreement.

8	Compensation

8.1	Compensation by the Seller

The Seller shall be liable to compensate the Buyer from and against any Loss which the Buyer suffers due to any breach of any representation or warranty or covenant of the Seller contained herein. The Seller shall not be liable for any indirect or consequential loss.

8.2	Matters disclosed and Buyer’s knowledge

The Buyer’s right to compensation or other remedy shall not extend to matters which were disclosed in the Disclosed Information or which were otherwise actually known to the Buyer prior to entering into this Agreement.

8.3	Financial limits

Subject to the last sentence of this Clause 8.3, the maximum aggregate liability of the Seller for breach of its representation and warranties under this Agreement shall be subject to the following limitations:

a)	the Seller shall have no liability with respect to any single Loss (or a number of Losses arising out of the same cause) which does not exceed an amount equal to NOK 800,000;

b)	the Seller shall have no liability unless all the Losses, subject to any restrictions made under this Clause 8, exceed an amount equal to 1% of the Purchase Price (the “Basket Amount”), and shall then only be liable for any amount in excess of the Basket Amount; and

c)	subject to the last sentence of this Clause 8.3, the Seller’s total liability for claims under Clause 8 of this Agreement is in any event limited to 10% of the Purchase Price.

The limitations set forth in subsection a), b), and c) above shall not apply to Clause 6.1 (Power and authority), 6.2 (No conflict), 6.3 (Organisation), 6.4 (Shares), 6.9 (Taxes), 6.19 (Compliance with environmental laws), 6.20 (Related party matters), and 6.22 (Brokers and finders), for which the Seller’s total liability shall be limited to an amount corresponding to the Purchase Price.

None of the liability limitations or financial limitations set forth in this Chapter 8 shall apply to warranty breaches based on Seller's willful misconduct with respect to provided or omitted information to the Buyer.

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8.4	Time limits

Subject to the last sentence of this Clause 8.4, the Seller shall have no liability with respect to any claim under this Clause 8 unless the Buyer notifies the Seller in writing, together with a reasonable specification of the basis for the claim and the estimated amount of the Loss:

a)	within forty-five (45) days from the date when the Buyer became aware that a claim could be brought except to the extent the Seller is not prejudiced by a further delay; and

b)	Within forty-five (45) days from the date when the Buyer became aware of a contingent liability that could result in a claim being brought except to the extent the Seller is not prejudiced by a further delay; and

c)	in any event no later than eighteen (18) months after Closing,

provided that such limitations do not apply to Clause 6.1 (Power and authority), 6.2 (No conflict), 6.3 (Organisation), 6.4 (Shares), 6.20 (Related party matters), and 6.22 (Brokers and finders) for which the Seller shall remain liable until the date falling three (3) years after Closing.

8.5	Related benefits

In assessing any damages or other amounts payable in respect of a Loss there shall be taken into account any related savings (including Tax savings) or other net benefits actually realized by the Buyer or the Group.

8.6	Contingent liabilities

For the purposes of this Agreement, a liability which is contingent shall not constitute a Loss and the Seller shall not become liable in respect thereof unless and until such contingent liability becomes an actual liability. However, the Seller shall be liable for all contingent liabilities becoming actual liabilities, provided that such contingent liability (including but not limited to contested claims) has been notified to the Seller in accordance with Clause 8.4 prior to the lapse of the respective time limits set in Clause 8.4 b) and c).

8.7	Changes in law, accounting bases etc.

No liability shall arise if and to the extent any claim:

a)	occurs as a result of any change in Law or practice of any Governmental Body occurring after the date hereof, whether or not the change takes effect retrospectively;

b)	occurs as a result of any increase in any Tax rate in force on the date hereof or any change in the generally established practice of the relevant Tax authorities; or

c)	has arisen as a result of any change after the date hereof in the accounting bases, policies or methods applied in preparing any accounts or valuing the assets or liabilities of the Group from those used in preparing the Financial Statements.

8.8	Covered Losses

The Seller shall not be liable for any Loss to the extent the Loss:

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a)	is covered by insurance in force on the date of this Agreement for the benefit of the Buyer or the Group or which would have been covered by insurance equivalent to that maintained by the Seller immediately prior to the date hereof (amounts within a retention or deductible shall not be considered to be “covered” hereunder); or

b)	if and to the extent the Buyer or the Group has any other right of recovery or to claim indemnity from any non-insurer person other than the Seller whether under any provision of applicable law, contract or otherwise, but only if and to the extent the Buyer or the Group receives payment from such third party after having taken all reasonable steps to recover payment from such persons before making a claim against the Seller.

8.9	Acts of the Buyer; mitigation

The Buyer shall use all reasonable efforts to mitigate any Loss and to cause each Group Company to mitigate any Loss. The Seller shall not be liable to the Buyer for any Loss that would not have arisen for an act, omission or transaction carried out by the Buyer or its affiliates.

The Seller shall, however, be liable for any Loss if the Buyer’s omission of mitigating its Loss according to applicable law is due to (i) any obligation existing prior to the date of this Agreement or by Law or (ii) any notification to any Governmental Body for any non-compliance with applicable Laws prior to the Closing Date.

8.10	Compensation procedure with respect to Third Party Claims

8.10.1	Notice of Third Party Claim

If the Buyer or any of the Group Companies receive notice of any Third Party Claim, the Buyer shall give the Seller prompt written notice of such Third Party Claim.

8.10.2	Right to participate

a)	The Seller shall at its sole discretion and at its own cost and expense have the right to assume and control the defence (and any possible settlement) of the Third Party Claim, using professional advisors of the Seller’s choice, provided however, that any settlement requiring part fulfilment by the Buyer (including its insurers) or any of the Group Companies will require the approval by the Buyer (such approval not to be unreasonably withheld). Notwithstanding the foregoing, unless Buyer waives this provision, the Seller shall not be entitled to assume control of the defence of the Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, or (ii) the Third Party Claim seeks injunctive or other equitable relief.

b)	If the Seller is entitled to and decides to assume control over the defence as set out in a) above, the Seller shall automatically assume responsibility for the potential liability that becomes the result of the Third Party Claim and shall indemnify the Buyer and the Group Companies in respect of all such liability.

c)	The Buyer shall not settle any Third Party Claim without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed) unless the Seller will have no resultant liability directly or indirectly hereunder.

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8.10.3	Cooperation

In order to enable the Seller to defend any Third Party Claim or to decide what steps or proceedings should be taken in order to do so, the Buyer shall give the Seller or its duly authorised representatives reasonable access to the personnel of the Buyer and the Group Companies, and to any items, accounts, documents and records which are relevant to such Third Party Claim and are within the power, possession or control of the Buyer or any of the Group Companies (“relevant material”) to enable the Seller and its duly authorised representatives to investigate the Third Party Claim and to examine and take copies or photographs of the relevant material at their own expense.

9	Termination

This Agreement may not be terminated after its execution.

10	Confidentiality

Except as otherwise stated in this Agreement:

(i)	the content of this Agreement shall be confidential; and

(ii)	the Seller shall treat as strictly confidential and not disclose or use any information relating to the Group following Closing.

The information which is subject to confidentiality restrictions above may be disclosed when (a) such disclosure is required by Law, (b) such information is or becomes public through no fault of the receiving Party, (c) such information has been obtained separately by the receiving Party from a third party that is not bound by any obligation of confidentiality regarding such information, or (d) a Party is required to make such disclosure to its own investors, management company or in a fiduciary capacity.

This Clause 10 shall be in full force and effect for a period of three years from the Closing Date.

11	Miscellaneous

11.1	No right of rescission, termination or reversal after Closing

The Buyer may not after the Closing Date, rescind, terminate or otherwise require the reversal of any transactions contemplated by this Agreement.

11.2	Liability of the Seller

The aggregate liability of the Seller under this Agreement shall in any event not exceed an amount equal to the Purchase Price.

11.3	Post-closing take-out of M&A insurance

The Parties agree to use their best endeavours to establish an arrangement within 15 June 2014 in which (a) 80% of the Escrow Amount shall be released and paid out to the Seller against simultaneous (b) take-out of a buy-side M&A insurance providing insurance coverage, mutually acceptable to the Buyer and the Seller, for the benefit of the Buyer for any Loss resulting from a breach of the Seller’s representation and warranties under Clause 6 of this Agreement, the reasonable premium of which shall be paid by the Seller including the insurer’s underwriting fees. 50% of the insurer’s due diligence expenses after the Closing Date, if any, shall be covered by the Seller limited upwards to a total amount of NOK 300,000, while the remaining portion of such expenses shall be covered by the Buyer. The Seller shall, for the avoidance of doubt, not cover any other expenses in relation to due diligence investigations required for take-out of such insurance. With effect from the implementation of the aforementioned arrangement, the Buyer shall make any claim for compensation for Loss resulting from breach of the representation and warranties set out in Clause 6 of this Agreement under such M&A insurance and shall have no right to make any such claim against the Seller, unless and to the extent such Loss is not recoverable under the M&A insurance or fraud by Seller. The Parties shall negotiate in good faith to agree on any required amendments to this Agreement in connection therewith.

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Should the Parties fail to agree on the arrangement described in the first paragraph of this clause within the applicable deadline, the Seller shall have the right to appoint a reputable Norwegian law firm as new escrow agent of its choice to assume the role as Escrow Agent under this Agreement and the Escrow Agreement. Such new escrow agent may not be a law firm engaged by Norvestor Equity AS or any of the portfolio companies of the funds advised by Norvestor Equity AS the two years preceding the Closing Date. The Parties agree to make the necessary amendments to this Agreement and the Escrow Agreement to give effect to the aforementioned provision.

11.4	Sole remedies

The remedies provided for in this Agreement shall be the sole and exclusive remedies of the Buyer, and shall exclude any other claim for damages, reduction of the consideration, termination of contract or other remedies against the Seller that would otherwise be available by law.

11.5	Costs and expenses

The Parties shall cover their respective costs and expenses in connection with this Agreement and the consummation of the transactions contemplated hereby, including professional fees and costs of attorneys, accountants and other advisors.

11.6	Public announcement

The initial press release disclosing this Agreement and the transactions contemplated hereby shall require the written approval of both the Buyer and the Seller. This shall not affect any announcement, report or circular required by Law or any regulatory body or the rules of any recognised stock exchange, but the Party responsible for the announcement of issue in a circular shall consult with the other Parties insofar as is reasonably practical before complying with any such obligation. The Parties will, to the extent practicable, consult with each other regarding any subsequent public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby.

11.7	Notices

Unless otherwise specified herein, any notice required to be given hereunder by either Party shall be in writing and shall be deemed to have been given when mailed by prepaid registered mail, sent by facsimile (supported by written confirmation from the sender’s fax machine that the message has been properly transmitted) or delivered to the address of the other Party which is hereinafter set forth:

If to the Seller:	c/o Norvestor Equity AS
Att: Øyvind Aasbø
Roald Amundsens gate 6
P.O. Box 1223 Vika
N-0110 Oslo
Norway
Telephone: +47 23 00 07 00
Telefax: +47 23 00 07 01

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With a copy to:	Advokatfirmaet Thommessen AS
Att: Henning Naas
Haakon VIIs gate 10
P.O. Box 1484 Vika
N-0116 Oslo
Norway
Telephone: +47 23 11 12 23
Telefax: +47 23 11 00 00

If to the Buyer:	c/o Measurement Specialties, Inc.
Att: Frank Guidone, CEO
1000 Lucas Way Hampton, VA 23666 USA
Telephone: +1 (214) 215-6525
Telefax: +1 (757) 766-4297

With a copy to:	DLA Piper LLP (US)
Att: Joseph B. Alexander, Jr., Esq.
One Atlantic Center, Suite 2800
1201 West Peachtree Street
Atlanta, GA 30309-3450 USA
Telephone: (404) 736-7890
Facsimile No.: +1 (404) 682-7990

11.8	Counterparts

This Agreement is made in two original counterparts, one for each of the Parties.

11.9	Severability

If any of the provisions of this Agreement is found by any competent authority to be void or unenforceable, it shall be deemed to be deleted from this Agreement, and the remaining provisions of this Agreement shall remain in force and effect. Notwithstanding the foregoing, the Parties shall negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision so found to be void or unenforceable.

11.10	No assignment

No Party may assign any of its rights under this Agreement without the prior written consent of the other Parties.

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11.11	Entire agreement

The Agreement and its appendices constitute the entire agreement between the Parties on all issues to which the Agreement relates. The contents of this Agreement and its appendices supersede all previous written or oral commitments and undertakings.

11.12	Governing law

This agreement and all other issues to which the Agreement relates shall be governed by and construed in all respects by the laws of Norway.

11.13	Dispute resolution

The Parties accept Oslo District Court as the exclusive legal venue for any dispute or claims arising out of or under this Agreement.

11.14	Further assurances

Each Party shall (i) deliver such documentation, (ii) sign such supplementary declarations and certificates, and (iii) take such other actions and do such other things as may be reasonable or necessary for the proper and orderly consummation of the transactions set forth in this Agreement.

* * *

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SIGNATURE PAGE

SHARE PURCHASE AGREEMENT:

This Agreement is duly executed by the Parties on 30 May 2014.

The Seller:

Wema Group Holding AS

Name:
Title:

The Buyer:

NSH Start II nr. 162 AS
(under name change to MEAS Norway AS)

Name:
Title:

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